Exhibit 99.1

Corporate Affairs 77 Beale Street San Francisco, CA 94105 1-415-973-5930

FOR IMMEDIATE RELEASE

May 28, 2013

CONTACT: PG&E External Communications - (415) 973-5930

PACIFIC GAS AND ELECTRIC COMPANY ANNOUNCES TENDER OFFER

FOR UP TO $500 MILLION OF ITS 4.80% SENIOR NOTES DUE 2014

SAN FRANCISCO, Calif.– Pacific Gas and Electric Company (PG&E) announced today a tender offer to purchase for cash up to $500 million in aggregate principal amount (the “Maximum Tender Amount”) of its outstanding 4.80% Senior Notes due 2014 (the “Notes”). The tender offer is being made upon, and is subject to, the terms and conditions set forth in the Offer to Purchase, dated May 28, 2013 (the “Offer to Purchase”) and the related Letter of Transmittal.

The following table sets forth some of the terms of the tender offer, which are more fully set forth in the Offer to Purchase and Letter of Transmittal:

Title of Security	CUSIP Number	Principal Amount Outstanding	Maximum Tender Amount	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread	Early Tender Premium(1)	Hypothetical Total Consideration(1)(2)
4.80% Senior Notes due 2014	694308GD3	$1,000,000,000	$500,000,000	0.25% U.S. Treasury Note due February 28, 2014	PX3	20 bps	$30.00	$1,031.87

(1)	Per $1,000 principal amount of Notes validly tendered.
(2)	Based upon a Reference Yield (as defined below) of 0.126% as of 1:00 p.m., New York City time, on May 24, 2013 and the resulting tender offer yield of 0.326%; excludes accrued and unpaid interest. The Hypothetical Total Consideration includes the Early Tender Premium.

PG&E reserves the right, but is under no obligation, to increase the Maximum Tender Amount at any time, subject to compliance with applicable law. If holders of Notes validly tender Notes in an aggregate principal amount in excess of the Maximum Tender Amount, PG&E will accept for purchase an amount of Notes equal to such Maximum Tender Amount and will pay holders of such validly tendered Notes in accordance with the proration procedures set forth in the Offer to Purchase.

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The tender offer will expire at 11:59 p.m., New York City time, on June 24, 2013 (such date and time, as it may be extended, the “Expiration Date”), unless extended or earlier terminated. Holders of Notes that are validly tendered at or prior to 5:00 p.m., New York City time, on June 10, 2013 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase will receive the Total Consideration (as defined below and in the Offer to Purchase), which includes the early tender premium (the “Early Tender Premium”) set forth in the table above. Holders tendering Notes after the Early Tender Date but before the Expiration Date will be eligible to receive only the tender offer consideration (the “Tender Offer Consideration”), which will equal the Total Consideration less the Early Tender Premium. Because PG&E intends to accept for payment all Notes validly tendered before the Early Tender Date, subject to the Maximum Tender Amount and the other terms and conditions described in the Offer to Purchase, and will only prorate acceptance of such Notes if the aggregate amount of Notes tendered exceeds the Maximum Tender Amount, there is no assurance as to the amount of Notes, if any, that PG&E will accept that are tendered after the Early Tender Date. No tenders submitted after the Expiration Date will be valid.

The settlement date for Notes validly tendered on or before the Early Tender Date will occur promptly following the Early Tender Date and is expected to be June 14, 2013. The settlement date, if necessary, for Notes validly tendered after the Early Tender Date and on or before the Expiration Date will occur promptly following the Expiration Date and is expected to be June 25, 2013, assuming that the Expiration Date is not extended. PG&E will pay accrued and unpaid interest from and including the last interest payment date applicable to the Notes up to, but not including, the applicable settlement date for Notes accepted for purchase.

Tendered Notes may be withdrawn from the tender offer at or prior to 5:00 p.m., New York City time, on June 10, 2013 (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders of Notes who validly tender their Notes after the Withdrawal Deadline but before the Expiration Date may not withdraw their Notes except in the limited circumstances described in the Offer to Purchase.

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered at or prior to the Early Tender Date and accepted for purchase pursuant to the tender offer will be determined by reference to the fixed spread (the “Fixed Spread”) specified in the table above for the Notes over the yield (the “Reference Yield”) based on the bid-side price of the U.S. Treasury Security specified in the table above (the “Reference Treasury Security”), as calculated by BofA Merrill Lynch and Citigroup Global Markets Inc. at 1:00 p.m., New York City time, on the Early Tender Date. The Total Consideration also includes the Early Tender Premium.

The tender offer is conditioned upon the satisfaction of certain conditions, including the company’s receipt of funds sufficient to pay the Total Consideration (and the Tender Offer Consideration as applicable) with respect to the Notes. Subject to applicable law, PG&E may also terminate the tender offer at any time before the Expiration Date in its sole discretion.

BofA Merrill Lynch and Citigroup Global Markets Inc. are acting as dealer managers for the tender offer. The information agent and tender agent is D.F. King and Co., Inc. Copies of the Offer to Purchase, Letter of Transmittal and related tender offer materials are available by contacting D.F. King & Co., Inc. at (800) 290-6426 (toll-free) or (212) 269-5550 (collect). Questions regarding the tender offer should be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect) or Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

This press release does not constitute an offer to sell or purchase, or the solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to the Notes.

The tender offer for the Notes is only being made pursuant to the tender offer documents, including the Offer to Purchase that PG&E is distributing to holders of the Notes. The tender offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer is required to be made by a licensed broker or dealer, it shall be deemed to be made by the dealer managers or any other licensed broker or dealer on behalf of PG&E.

About Pacific Gas and Electric Company

Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric utilities in the United States. Based in San Francisco, with 20,000 employees, the company delivers some of the nation’s cleanest energy to 15 million people in Northern and Central California. For more information, visit www.pge.com/about/newsroom/ or www.pgecurrents.com

Forward-Looking Statements

Certain information contained in this press release constitutes forward-looking statements, including the statements regarding the timing and settlement of the tender offer. These statements relate to future events and can generally be identified by words such as “expects” and “intends”. Forward-looking statements are inherently uncertain. The success of the tender offer is subject to a number of conditions, including the financing condition described in the Offer to Purchase, not all of which are within PG&E’s control. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including but not limited to changes in national or regional economies, changes in the interest rate environment and other factors discussed or referenced in PG&E’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by PG&E with the SEC. In addition, any forward-looking statements speak only as of the date such statements are made. While PG&E may elect to update forward-looking statements at some point in the future, PG&E specifically disclaims any obligation to do so.